Exhibit 8

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

Subsidiaries

At December 31, 2009

Name of Subsidiary	Percentage of Ownership and Control	Jurisdiction of Organization
Ivax Argentina S.A.	100	Argentina
Teva Tuteur S.A. (joint venture)	50.10	Argentina
Teva Canada Limited (formerly known as Novopharm Limited)	100	Canada
Laboratorio Chile, S.A.	100	Chile
Pliva Hrvatska d.o.o.	100	Croatia
Pliva d.d.	100	Croatia
Teva Pharmaceuticals CR, s.r.o.	100	Czech Republic
Teva Czech Industries s.r.o.	100	Czech Republic
Teva Classics S.A.S.	100	France
Teva Santé SAS	100	France
AWD Pharma GmbH & Co. KG	100	Germany
Teva Hungary Pharmaceutical Marketing Private Limited Company	100	Hungary
Teva Pharmaceutical Works Private Limited Company	100	Hungary
Ivax Pharmaceuticals Ireland (a branch of IVAX International B.V.)	100	Ireland
Assia Chemical Industries Ltd.	100	Israel
Salomon, Levin & Elstein Ltd.	100	Israel
Teva Italia S.r.l.	100	Italy
Lemery S.A. de C.V.	100	Mexico
Botica Torres de Limatambo S.A.C.	100	Peru
Teva Pharmaceuticals Polska sp. z o.o.	100	Poland
Pliva Krakow S.A.	96.79	Poland
Pliva RUS Limited Liability Company	100	Russia
Teva Limited Liability Company (formerly known as Galena Pharma Limited Liability Company)	100	Russia
Laboratorios Davur Belmac S.L.	100	Spain
Plantex Chemicals B.V.	100	The Netherlands
Pharmachemie B.V.	100	The Netherlands
Teva Pharmaceuticals Europe B.V.	100	The Netherlands
Teva Animal Health, Inc.	100	United States
Teva Pharmaceuticals USA, Inc.	100	United States
Plantex USA, Inc.	100	United States
Teva UK Limited (formerly known as Approved Prescription Services Limited)	100	United Kingdom